Exhibit 99.1
First Niagara Prices Stock Offering
LOCKPORT, N.Y., September 24, 2009 — First Niagara Financial Group, Inc. (NASDAQ: FNFG) today announced that it has entered into an underwriting agreement for the sale of 33,340,000 shares of common stock at a price of $12.00 per share for gross proceeds of approximately $400.1 million, exclusive of any underwriter over-allotment option. The net proceeds of the offering after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $383.8 million.
First Niagara has granted the underwriters a 30-day option to purchase up to an additional 5,001,000 shares of First Niagara common stock to cover over-allotments, if any. Keefe, Bruyette & Woods, Inc. and Sandler O’Neill + Partners, L.P. are acting as joint book-running managers for the offering.
First Niagara expects to close the transaction, subject to customary conditions, on or about September 30, 2009.
The net proceeds of this offering will be used for general corporate purposes and bolster First Niagara’s already “well-capitalized” position and allow for continued opportunistic growth.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus supplement, copies of which may be obtained from Keefe, Bruyette & Woods, Equity Syndicate Department, at 787 Seventh Avenue, 4th Floor, New York, NY 10019 or by calling 1-800-966-1559, and from Sandler O’Neill + Partners, L.P., Syndicate Department, at 919 Third Avenue, 6th Floor, New York, NY 10022 or by calling 1-866-805-4128.

About First Niagara Financial Group: With the addition of 57 acquired branches from National City Bank in Western Pennsylvania, First Niagara now has approximately $13.2 billion in assets and provides financial services to individuals, families and businesses through 170 branches and five Regional Market Centers across Upstate New York and Western Pennsylvania. In July 2009, First Niagara announced its plans to acquire Harleysville National Corporation and its $5.6 billion in assets and 83 branches in the Philadelphia area, subject to regulatory and Harleysville shareholder approval. For more information, visit www.fnfg.com.
Forward-Looking Statements: This press release contains forward-looking statements with respect to the proposed offering of common stock by First Niagara Financial Group, Inc. Forward-looking statements are generally identified by the use of words “believe,” “expect,” “intend,” “anticipate,” “estimate,” and other similar expressions. These forward-looking statements involve certain risks and uncertainties. You should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, (1) adverse developments in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including the current debate in Congress as to restructuring the financial services industry; (3) changes in the interest rate environment; and (4) adverse changes in general economic conditions.

First Niagara Officer Contacts

John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com